Exhibit 4.2

                         THE ESTEE LAUDER COMPANIES INC.

                           5.75% SENIOR NOTES DUE 2033

                              OFFICERS' CERTIFICATE

           THE UNDERSIGNED, Richard W. Kunes and Sara E. Moss, do hereby certify that they are the duly appointed, qualified and acting Senior Vice President and Chief Financial Officer and Senior Vice President, General Counsel and Secretary, respectively, of The Estee Lauder Companies Inc., a Delaware corporation (the "Company"), and they do hereby further certify that there is hereby established pursuant to the authority granted by the unanimous written consent duly adopted by the Board of Directors of the Company on March 28, 2003 (the "Resolutions") and Section 3.01 of the Indenture, dated as of November 5, 1999 (the "Indenture"), between the Company and U.S. Bank Trust National Association, as successor in interest to State Street Bank and Trust Company, N.A., as trustee (the "Trustee"), a series of Securities (as that term is used in Section 3.01 of the Indenture) to be issued under the Indenture, which series of Securities shall have the following terms and such additional terms as shall be set forth in the form of Notes (as defined below) attached hereto as Exhibit A (unless otherwise defined herein, capitalized terms used herein have the meanings assigned thereto in the Indenture):

           1. The Securities shall be entitled "5.75% Senior Notes due 2033" (the "Notes").

           2. The initial aggregate principal amount of Notes that are to be authenticated and delivered under the Indenture is $200,000,000 (except for Notes authenticated and delivered upon registration of transfer of or in exchange for, or in lieu of other Notes pursuant to Section 3.04, 3.05, 3.06, 9.06, 11.07 or 13.05 of the Indenture). This series may be reopened and additional Notes of this series may be issued in accordance with the terms of the Indenture.

           3. The principal amount of the Notes shall mature on October 15, 2033 subject to the provisions of Section 5.02 of the Indenture respecting acceleration.

           4. The Notes shall bear interest from September 29, 2003, or from the most recent Interest Payment Date to which interest has been paid or provided for, at the rate of 5.75% per annum, payable semiannually in arrears on April 15 and October 15 of each year, commencing October 15, 2004, for payment to holders on the respective Regular Record Dates, which dates shall be the next preceding April 1 and October 1, respectively.

           5. The principal of and interest on the Notes shall be payable at, and any Notes surrendered for registration of transfer or exchange shall be delivered to, the office or agency maintained by the Company for that purpose, pursuant to the Indenture (initially the Corporate Trust Office of the Trustee in the Borough of Manhattan, in the City of New York); except that at the option


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of the Company, interest may be paid (a) by check mailed to the address of the
Person entitled thereto as such address shall appear in the Security Register or
(b) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register.

           6. The Notes are redeemable, in whole or in part, at the Company's option at any time at a redemption price equal to the Make-Whole Price. The "Make-Whole Price" means an amount equal to the greater of (1) 100% of the principal amount of the Notes being redeemed, or (2) an amount equal to, as determined by an Independent Investment Banker, the sum of the present value of the remaining scheduled payments of principal and interest on the Notes being redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30 day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon to the date of redemption. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each registered holder of the Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes or portion thereof called for redemption.

           "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) that is the same as the Comparable Treasury Price for such redemption date, plus 0.15%.

           "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that (1) has the maturity comparable to the remaining term of the Notes to be redeemed and (2) would be used, at the time of selection and in accordance with customary financial practice, to price new issues of corporate debt securities with a maturity comparable to the remaining term of the Notes to be redeemed.

           "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

           "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

           "Reference Treasury Dealer" means (A) [name of dealer] (or its affiliates which are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S.


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Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer selected by us.

           "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

           7. The Notes shall not be subject to the operation of any sinking fund or an analogous provision or subject to purchase, either in whole or in part, at the option of a Holder thereof.

           8. The Notes shall only be issued as Registered Securities.

           9. The Notes shall be issued in permanent global form without interest coupons, initially issued to Cede & Co., as nominee of The Depository Trust Company (the initial depository therefor), in accordance with Section 3.04 of the Indenture.


                    [signatures appear on the following page]




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           IN WITNESS WHEREOF, the undersigned have executed this Certificate on this 29th day of September, 2003.



                  /s/ Richard W. Kunes
                  --------------------------------------------------------------
                  Name:    Richard W. Kunes
                  Title:   Senior Vice President & Chief Financial Officer



                  /s/ Sara E. Moss
                  --------------------------------------------------------------
                  Name:   Sara E. Moss
                  Title:  Senior Vice President, General Counsel and Secretary




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